EXHIBIT 99.2
News
For Immediate Release January 26, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS TWO NEW DIRECTORS
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Paula H. J. Cholmondeley and Joseph C. Muscari Join Board of Directors of New York-Based Company
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NEW YORK, January 26--Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Paula H. J. Cholmondeley and Joseph C. Muscari to its Board of Directors.

          "We are very pleased to have two such distinguished business people join our Board," said Paul R. Saueracker, chairman, president and chief executive officer. "Paula Cholmondeley and Joseph Muscari have a wealth of knowledge in many business disciplines that will be of great value to Minerals Technologies."

          Ms. Cholmondeley is a former vice president and general manager of Specialty Products for SAPPI Fine Paper, North America. Mr. Muscari is an executive vice president for Alcoa where he also serves as group president for Rigid Packaging, Foil & Asia.

          Ms. Cholmondeley began her business career as an auditor with Arthur Andersen & Company in 1971. She has worked for a number of corporations in positions of increasing responsibility, including diverse financial positions for International Paper from 1974 to 1980. In 1982 and 1983, while she was with Westinghouse Elevator Company, she was also a White House Fellow with the US Trade Representative in Washington, D.C. Ms. Cholmondeley joined Westinghouse as vice president, Strategic Planning and Programs. Between 1986 and 1988 she served as chief financial officer and senior vice president for Blue Cross Blue Shield of Greater Philadelphia. In 1988, she joined The Faxon Company, where she served as vice president and general manager for its International Division. She joined Owens Corning in 1992 as vice president, Business Development and Global Sourcing, and by 1998 had become vice president and general manager, Residential Insulation. Between 2000 and 2004, Ms. Cholmondeley worked at SAPPI Fine Paper, North America.

          She is on the board of directors of the Terex Corporation; Ultralife Batteries, Inc., and Dentsply International.

          She holds a BA in Accounting from Howard University and an MS in Accounting from the Wharton School of Finance.

          Joseph C. Muscari began his career as an industrial engineer with Alcoa Inc. in 1969 and moved into positions of increasingly responsibility. Between 1977 and 1979 he served as chief industrial engineer for Alcoa's Forging Division. In 1983 and 1984 he worked as group controller for the Engineered Products Division; in 1984, he was named general manager of Alcoa's Powder and Pigment Division. For the three years between 1986 and 1989, he was director of Alcoa's Worldwide Computer Services. In 1989, Mr. Muscari became a group vice president of the Stolle Corporation, an Alcoa subsidiary, where he was responsible for that company's Industrial and Consumer Products Group. In 1992, he was named president, Alcoa Asia, and lived in Japan for five years with his family. In 1997, he was named vice president, Environment, Health, Safety, Audit and Compliance. In 2001, he became executive vice president and group president Asia & Latin America. He assumed his present position in October of 2004.

          Mr. Muscari serves on the board of directors of the China Aluminum Company (CHALCO), Latasa, Alcoa Fujikura and is a member of the Board of Overseers for the New Jersey Institute of Technology.

          He holds a BS in Industrial Engineering from the New Jersey Institute of Technology and an MBA from the University of Pittsburgh.

          Minerals Technologies is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com